                                                                    Exhibit 4.17

                                  (Translation)

(The national coat of arms.
Ministry of Communications
and Transport [SECRETARIA DE
COMUNICACIONES Y TRANSPORTES])

                                                UNDER MINISTRY OF COMMUNICATIONS
                                                   AND TECHNOLOGICAL DEVELOPMENT

                           Mexico City, July 17, 1990

Mr. Luis Miguel Nino de Rivera Taracena
Legal Representative
Portatel del Sureste, S. A. de C: V.
Cerrada de las Flores 29, casa 3
Colonia Tlacopac
San Angel
C. P. 01040 Mexico, D. F.

      Since Portatel del Sureste, S. A. de C. V., met all legal, technical and economic requirements of Articles 8, 12 and 15 of the General Means of Communication Law [LEY DE VIAS GENERALES DE COMUNICACION], and upon the Minister of Communications' directions, I enclose the Concession Title issued to Portatel del Sureste, S. A. de C. V., for the construction, running and turning to account of the public cellular mobile radiotelephony service [SERVICIO PUBLICO DE RADIOTELEFONIA MOVIL CON TECNOLOGIA CELULAR] in Southeastern Region 8, which encompases the states of Chiapas, Tabasco, Yucatan, Campeche and Quintana Roo.

                                  Yours truly,

                        Effective Suffrage. No Reelection
                               The Deputy Minister

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                            (An illegible signature)
                          Carlos Mier y Teran Ordiales

      TRANSLATOR'S NOTE: The Concession Title to which the above official letter refers reads as follows:

"(The national coat of arms.
Ministry of Communications
and Transport)

                         CELLULAR MOBILE RADIOTELEPHONY
                              SOUTHEASTERN REGION 8
                          [RADIOTELEFONIA MOVIL CELULAR
                                REGION 8 SURESTE]

      The Federal Government, through the Ministry of Communications and Transport (the `Ministry'), represented by Mr. Andres Caso Lombardo, Minister, hereby issues this Concession Title to PORTATEL DEL SURESTE, S. A. DE C. V. (the `Concessionaire'), pursuant to the following background and conditions:

                               B A C K G R O U N D

      I. The 1989-1994 National Development Plan [PLAN NACIONAL DE DESARROLLO] establishes the importance of modernizing the telecommunications system for the sake of national development and stresses the need to diversify the Concession services and to improve their quality and extend their coverage with a greater private sector participation.

      II. The technological progress achieved in connection with cellular radio communication switching equipment now allows for a more efficient use of the radio electric spectrum to

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provide a larger number of users with improved quality radiotelephony services at a reduced cost.

      III On January 17, 1990, the Concessionaire filed an application with the Ministry for a concession to set up, run and turn to account a public cellular mobile radiotelephony service network in Southeastern Region 8.

      IV. Based on Article 15 of the General Means oc Communication Law, the Ministry processed the Concessionair'es applicatrion and ordered that the same be published on the Official Gazette of the Federation [DIARIO OFICIAL DE LA FEDERACION]; the application was so published on April 25 and May 11, 1990, and on the Region's largest circulation dailies. The objections raised against said application were dismissed as ungrounded based on the opinion issued by the General Means of Communication Technical and Consultative Commission [COMISION TECNICA CONSULTIVA DE VIAS GENERALES DE COMUNICACION].

      V. The Federal Government, through the Ministry and based on the above background and since Portatel del Sureste, S. A. de C. V., met all legal, technical and economic requirements, and based on Article 36 of the Organic Law of the Federal Public Administration [LEY ORGANICA DE LA ADMINISTRACION PUBLICA FEDERAL]; Articles 1, 2, 3, 8, 14, 15 and other pertinent Articles of the General Means of Communication Law, and on Article 4 of this Ministry's internal Regulations, hereby issues

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the following

                               C O N C E S S I O N

      To construct, install, maintain, run and turn to account, for a twenty-year period, a public cellular mobile radiotelephony service network on the 825-835/870-880 MHz bands in Southeastern Region 8, which encompasses the states of Chiapas, Tabasco, Yucatan, Campeche and Quintana Roo.

      The Concessionaire, through the public cellular mobile radiotelephony service network which is the subject matter of the Concession, must provide the public mobile radiotelephony services to subscribers by interconnecting to the basic telephony network granted under concession to Telefonos de Mexico, S. A. de C. V., and other Ministry-licensed networks.

      The Concessionaire accepts this Concession in the terms of the eight chapters of this Concession Title, which will become effective on its execution date.

      Mexico, Federal District, July 17, 1990.

THE MINISTER OF COMMUNIUCATIONS              PORTATEL DEL SURESTE,
AND TRANSPORT                                S. A. DE C. V.

(An illegible signature)                     (An illegible signature)
Andres Caso Lombardo                         Luis Miguel Nino de
                                             Rivera Taracena

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                               C O N D I T I O N S

                   CHAPTER 1. DEFINITIONS AND CONCESSION SCOPE

      1.1. PUBLIC NETWORK TO PROVIDE MOBILE PERSON RADIOLOCATION SERVICES

      The public cellular mobile radiotelephony network to which this Concession refers (the `Network') is made up by the cellular exchanges, base radio electric stations, links among such exchanges and stations and such other facilities and equipment as are directly used to provide voice and data communication Concession services among Network subscribers by means of channels and radio electric frequency circuits and to interconnect to the public basic telephony network whose operation has been awarded to Telefonos de Mexico, S. A. de C. V., pursuant to a concession (the `Public Basic Telephony Network') and to other public telecommunications networks.

      The subscribers' mobile or fixed terminal radio communication equipment is not a part of the Network.

      The Concessionaire must operate the Network in the `A' cellular group frequencies made by 333 frequency pairs on the 825-835 MHz/870-880 MHz bands, with a 30 KHz channel space, as indicated on Exhibit `B' to this Concession. Said frequency bands may not be modified without the Ministry's prior written authorization.

      The Concession service area is Southeastern Region 8, which encompasses the States of Chiapas, Tabasco, Yucatan, Campeche and Quintana Roo.

      1.2. MOBILE CELLULAR RADIOTELEPHONY SERVICE

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      The mobile cellular radiotelephony service to be provided by the
Concessionaire is a final telecommunications service which provides full voice communication capability among subscribers plus subscriber connection to users of the Public Basic Telephony Network and other authorized public networks.

      In order to provide the full public radiotelephony service against payment of specific charges, the Concessionaire will:

      a) Install, maintain and run the Network in order to transmit signals between the subscribers' radiotelephony terminals and to interconnect them to the Public Basic Telephony Network and other Ministry-licensed public networks.

      b) Supply, connect and maintain the terminal radiotelephony equipment upon the subscribers' request.

      The subscribers may buy the terminal equipment from other competing independent companies and the Concessionaire will be under the obligation to connect it to the Network to provide the signal communication service. The Concessionaire will not be under the obligation to provide maintenance services to terminal equipment bought by the subscribers from another company.

      c) Provide the long distance telephony service to its subscribers through interconnection to the Public Basic Telephony Network and other
Ministry-licensed public long-distance networks.

      d) Provide the public radiotelephone booths which constitute terminal equipment which is a part of the Network and are available to the public at large.

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      1.3. TERMINAL EQUIPMENT MARKETING, INSTALLATION AND MAINTENANCE

      The Concessionaire must market, install and maintain the subscribers' terminal radio communication equipment under a separate accounting, through affiliates, subsidiaries or business agents.

      The Concessionaire will be directly liable to the Ministry and its subscribers for the provision of said services. The contract forms executed by the Concessionaire with business agents must be previously authorized by the Ministry.

      1.4. COMPLEMENTARY AND VALUE ADDED CONCESSION SERVICES

      The Concessionaire must secure a permit from the Ministry pursuant to the applicable legislation in order to provide special complementary telecommunications and value added or data communication [TELEINFORMATICA] services.

      The Concessionaire will provide the Concession services, if any, in an environment of competition under a separate accounting or through affiliates or subsidiaries, when so indicated by the Ministry.

                            CHAPTER 2. MISCELLANEOUS

      2.1. APPLICABLE LEGISLATION

      The public service which is the subject matter of this Concession Title is governed by the Political Constitution of the United Mexican States and the General Means of Communication Law, the General National Property Law [LEY GENERAL DE BIENES NACIONALES] and their Regulations and by any international communications agreements, covenants and treaties signed and

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                                       8

ratified by the Mexican Government, by the current legislation and by the terms of this Concession Title.

      2.2. MAJORITY STOCK TO BE HELD BY MEXICANS

      The Concessionaire will have such equity structure and Board of Directors that the authority to determine the administrative control and to decide the Company's management be always vested on Mexican partners.

      Foreign investors may not own over 49% of all the stock.

      2.3. AMENDMENTS TO THE CONCESSIONAIRE'S BY-LAWS

      The Concessionaire will submit to the Ministry, for prior approval, any amendments to its Charter and By-Laws, capital stock increases, changes in its equity structure and any amendments to the regulations that govern its relations with the public.

      2.4. SECURITY INTERESTS AND COMPETITION

      This Concession does not grant the Concessionaire or third parties any security interests to any public property used to provide the Concession services; therefore, any monopolistic practice which implies the Concessionaire hoarding of said property to provide the Concession services will cause the cancellation of this Concession.

      The Ministry reserves the right to issue one or more concessions to third parties to provide the same services as or Concession services similar to the services in the same or a different geographical area.

      The Ministry may issue concessions or permits to

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provide telecommunications services which compete with the Concessionaire's
Concession services. In order to issue other concessions, the Ministry will bear in mind the efficiency of the services, the Concessionaire's financial soundness in providing the Concession service and the fair competition conditions.

      2.5. ASSIGNMENT OF RIGHTS

      The Concessionaire may not assign, transfer, mortgage or otherwise dispose of this Concession or the rights hereunder in whole or in part to third parties without the Ministry's prior approval.

      If the Ministry issues its consent, the respective contract or agreement must be subject to the applicable statutes.

      The property mentioned in Article 92 of the General Means of Communication Law, other than the assigned radio electric spectrum bands, may be mortgaged or otherwise encumbered.

      2.6 RIGHTS NOT TO BE ASSIGNED TO FOREIGN GOVERNMENTS OR STATES

      The Concessionaire may neither directly nor indirectly assign, mortgage or otherwise encumber or dispose of this Concession, the rights hereunder granted, the construction works and facilities, shares, debentures or bonds issued, to any foreign government or state, or accept any foreign government or state as shareholder; any transaction carried out which is contrary to this condition will be null and void.

      Should any foreign government or state acquire any shares, debentures or bonds issued by the Concessionaire, such

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shares, debentures or bonds will cease to have any value for their holder from the moment of their acquisition.

      Mexican companies which are Concessionaire shareholders may accept as minority shareholders any foreign state-owned companies having their own legal existence and capital if such foreign companies undertake to be regarded as Mexican nationals in connection with their shares, not to call upon or accept the diplomatic intervention of their countries of origin or of any other foreign countries or the intervention of any international public or private agency, under the penalty of forfeiting, in favor of Mexico, any property of or rights to the company.

      2.7. RESTRICTION ON GRANTING OF POWERS OF ATTORNEY

      The Concessionaire may grant to companies irrevocable general powers of attorney for lawsuits and collections, acts of administration and of ownership which imply the direct or indirect assumption of the Concessionaire' rights and obligations hereunder.

      2.8. THE CONCESSIONAIRE NOT TO CALL UPON FOREIGN GOVERNMENTS

      The Concessionaire has established to the Ministry that it is incorporated pursuant to the laws of Mexico and therefore it will not have, as to the validity, construction or fulfillment of this Concession, any rights or remedies other than those granted by Mexican laws to Mexicans and, therefore, the Concessionaire will not request or accept, in connection with everything pertaining to the provision and turning to account of the Concession services, the diplomatic intervention of any

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foreign country or of any international public or private agency, under the penalty of forfeiting, in favor of Mexico, all of the property and rights it may have acquired to erect, set up and turn to account the means of communications and [to provide] the Concession services.

      2.9. THE CONCESSIONAIRE NOT TO ENGAGE IN MONOPOLISTIC PRACTICES

      The Concessionaire will not resort to monopolistic practices which prevent fair competition with other companies in the business it engages in either directly or indirectly through its affiliates.

      The Concessionaire may not carry out any act or enter into any agreement or covenant or combination of the above aimed at giving it or other persons an undue exclusive advantage or at monopolizing any markets that complement the Concession services.

      2.10. NO CROSS-SUBSIDIES AND PREFERRED TREATMENT

      The Concessionaire may neither receive nor give subsidies or preferred treatment from or to any other telecommunications service concessionaires, over other public or private companies or entities. The Concessionaire must report to the Ministry any action it took in response to any claims of violation of this Section filed by other companies that provide service which compete with the Concessionaire's Concession services and by subscribers.

                 CHAPTER 3. NETWORK EXPANSION AND MODERNIZATION

      3.1. NETWORK EXPANSION

      Each year, the Concessionaire will prepare and

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negotiate its five-year program with the Ministry; such program must list the quality, coverage and modernization goals for the first two years and will be negotiated with the Ministry in order to make it consistent with the National Development Plan and the Telecommunications Sector Programs. The Concessionaire must report each year to the Ministry its fulfillment of the program.

      The Concessionaire must install the Network with a capacity to attend to at least:

      -4,000 subscribers in seven cities during the first Concession Year.

      -12,000 subscribers in 15 cities during the fifth Concession Year.

      After the fifth year following the granting of this Concession, the Network must have a Southeastern Region 8 territorial coverage of cities and townships accounting for at least 75% of the population.

      The Concessionaire undertakes to meet any Ministry-approved quality standards.

      When installing equipment to be used to run the Network, the Concessionaire will bear in mind the population's safety and convenience and property as well as the protection of other utilities, in order not to interfere with the regular operation of such utilities.

      3.2. NETWORK LINKS

      The Concessionaire may install and run such transmission and switching infrastructure as it may need in order to transmit the communication, control and monitoring signals

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among its cellular exchanges and the base radio electric stations and the stations used to interconnect to the networks of other companies licensed by the Ministry to provide such services to third parties.

      3.3. RURAL RADIOTELEPHONY

      The Concessionaire will expand the Network coverage in order to provide Concession services to rural areas pursuant to programs that it negotiates with the Ministry every five years.

      3.4. PUBLIC RADIOTELEPHONE BOOTHS

      The Concessionaire will set up and keep in operation public radiotelephone booths within its service area, pursuant to the expansion programs that it negotiates with the Ministry every five years. The Concessionaire from time to time will check with the Ministry the guidelines to determine where new public radiotelephone booths must be installed.

      3.5. TECHNICAL STANDARDS AND PLANS

      The Concessionaire will comply with the technical standards set by the Ministry and submit to the Ministry its numbering, signaling, transmission, switching, synchronization and rate-setting plans, bearing in mind the needs of other public telecommunications service carriers that interconnect to the Network and those of its end users.

      3.6. OFFICIAL APPROVAL OF EQUIPMENT

      The Concessionaire will install on the Network equipment that meets the domestic standards and regulations applicable to public telecommunications networks, which must meet the official approval and registration requirements set by the

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Ministry.

      In order to facilitate fulfillment of this condition, the Ministry will promote the establishment and efficient functioning of the Standardization Consultative Committees [COMITES CONSULTIVOS DE NORMALIZACION] in the industries in which the Concessionaire or its vendors participate or the accreditation of testing laboratories.

      3.7. NETWORK CHANGES

      The Concessionaire must secure the Ministry's authorization to make substantial changes in the Network, if such changes affect the operation of any devices or other networks interconnected to the Network.

      3.8. NETWORK MODERNIZATION

      The Concessionaire will modernize the Network to provide the Concession services by introducing technological advances which allow for a greater utilization of the assigned frequencies, and will improve the Concession service quality and productivity.

      3.9. TECHNOLOGICAL AND INDUSTRIAL RESEARCH

      The Concessionaire will promote technological and industrial research in the field of mobile cellular radiotelephony and similar services through programs coordinated with the Mexican Communications Institute [INSTITUTO MEXICANO DE COMUNICACIONES] and other research and development institutions.

      The Concessionaire will provide assistance to modernize the Ministry's radio electric spectrum monitoring and control infrastructure, in the terms set by the Ministry.

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      3.10. TECHNOLOGICAL TRAINING AND EDUCATION

      The Concessionaire will draw up personnel training and education programs in order to keep them abreast of technological developments and will devise technological education support programs in coordination with the higher education institutions of Mexico, so as to thereby promote the development of radio communications professionals.

                    CHAPTER 4. SERVICE OPERATION AND QUALITY

      4.1. SERVICE QUALITY AND CONTINUITY

      The Concessionaire will provide the public service in a continued and efficient manner, abiding by the quality and operation standards approved by the Ministry.

      The Concession Network must be capable of handling calls from its subscribers with a 0.02 [%] blockage probability, and be capable to establish a connection within less than 10 seconds in 80% of the cases, provided that no Concessionaire-attributable causes are involved.

      The Concessionaire will set up a service quality metering and control system that must be transparent, reliable and easy to check by the Ministry. The system must include at least the parameters related to the quality goals and standards set.

      4.2. EQUAL TREATMENT

      In providing the Concession services, the Concessionaire may not grant privileges or preferences to or discriminate against specific individuals or entities.

      4.3. SERVICE CONFIDENTIALITY

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      The Concessionaire must guarantee the confidentiality of the information provided by the subscribers or generated from the Network in providing the Concession services to the subscribers and will not disclose such information without the prior consent to do so.

      4.4. TELEPHONE BOOK

      The Concessionaire must provide telephone book access services only where a subscriber has not formally requested such Concession services.

      4.5. COMPLAINT AND REPAIR SYSTEM

      The Concessionaire will set up an efficient system to receive complaints and to repair Network failures, and will report to the Ministry, each month, the number of complaints, the result of the repairs and the applications of any credits due to service interruptions and other compensations for failure to meet the quality standards.

      4.6. METERING AND QUALITY CONTROL EQUIPMENT

      Every two years, the Concessionaire will publish a Ministry-approved service quality standard system which will be updated from time to time to adapt it to international standards. Such system must set the compensations to which each subscriber will be entitled if the Concessionaire fails to meet the quality standards set.

      The Concessionaire will take all reasonable steps to assure the accuracy and reliability of any metering device used in relation to the Network for quality measuring and billing; it will also keep such records as the Ministry may deem necessary in

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connection with any metering device that the Ministry believes to be a source of trouble.

      The Concessionaire will allow the Ministry to check and inspect how any metering device is used and must allow tests to be made of such metering device in order to appraise its accuracy, reliability and standard fulfillment.

      4.7. SERVICE INTERRUPTION

      If the service is interrupted for over 72 consecutive hours, the Concessionaire will credit to the subscribers the part of the fees corresponding to the duration of the interruption, even if the suspension is due to acts of God or force majeure, without prejudice of any administrative penalty that may be in order.

      4.8. EMERGENCY CONCESSION SERVICES

      The Concessionaire must prepare a plan, to be approved by the Ministry, in order to provide emergency services in cases of acts of God or force majeure.

      The Concessionaire will provide the emergency services for free within its coverage area; likewise, it will assist relief institutions and organizations by transmitting their messages on a priority basis. The Concessionaire will provide the security and emergency relief services based on the applicable international treaties.

      4.9. BUSINESS PRACTICES CODE

      During the first six months following the Concession issue date, the Concessionaire must deliver to its subscribers a business practices code that will govern its relations with them

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and which must be previously approved by the Ministry. The code will serve as a guide for the Concessionaire' customers and employees in connection with any dispute or complaint related to the provision of the services. The Ministry and the Concessionaire will jointly revise this code every three years.

      4.10. SERVICE CONTRACT

      The Concessionaire must sign service contracts with all subscribers, which will set the general conditions to provide the services. Said contract may not be inconsistent with the Concession conditions and will be voluntary for the parties. The model contract must be submitted to the Ministry for prior approval.

      4.11. LIABILITY TO SUBSCRIBERS

      The Concessionaire will be the only party liable to the Ministry for the provision of the services, and therefore the Ministry will be relieved from any liability to the Concessionaire's subscribers. Should the Concessionaire fail to provide the services in the terms and conditions of this Concession Title, the Ministry will take the proper steps.

      4.12. NO TIE-IN SALES ALLOWED

      The Concessionaire may not force any subscriber to buy other goods, services or securities, as a condition to provide the requested services, unless due to unavoidable technical conditions.

      4.13. NO EXCLUSIVE VENDOR

      The Concessionaire may not subject its procurement of telecommunications materials and equipment or services generally

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to the condition that the vendor sell such goods or provide such services only to the Concessionaire.

                           CHAPTER 5. INTERCONNECTION

      5.1. INTERCONNECTION TO THE BASIC PUBLIC TELEPHONY NETWORK

      The Concessionaire will interconnect the Network to the basic public telephony network given under concession to Telefonos de Mexico, S.A. de C.V. (`Telmex'), and for this purpose it must enter into an interconnection agreement which will take into consideration the following, inter alia:

      1) The method adopted to set up and maintain the connection.

      2) The Network connection points where the connection will take place, including arrangements to determine the point where the signals are transferred from one telecommunications network to another and arrangements to transmit and route signals in emergency situations.

      3) The dates on or periods in which the Concessionaire or Telmex undertakes to carry out the interconnection commitments.

      4) The necessary capacity in order for the traffic of signals between the Network and other networks to have a reasonable quality.

      5) The dates or periods set by the Concessionaire and Telmex to review the contract terms or conditions.

      6) How the signals must be transmitted from or received at the Network terminal points, including numbering

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arrangements and signaling methods.

      7) How to make sure that any signal is received with a quality consistent with the recommendations of the International Telecommunication Union accepted by the United Mexican States or any other standard accepted by the Ministry from time to time.

      8) The collection arrangements between the parties for signals transmitted to third parties by virtue of the interconnection, inside or outside the Republic of Mexico.

      9) Reserves to meet either party's contingent obligations as a result of the interconnection.

      10) Any charges and rates payable by the Concessionaire to Telmex.

      11) Any other issue that the Ministry believes should be agreed upon by the Concessionaire and Telmex.

      If after a period that the Ministry considers reasonable the Concessionaire and Telmex have not reached an interconnection agreement, the Ministry, upon either party's request, will set the terms of any conditions that the Concessionaire and Telmex were unable to agree upon, making sure that the following matters are agreed upon:

      a) The Concessionaire will pay Telmex for the cost of everything that may be necessary in order to set up and maintain the connection, by means of an arrangement that includes a full allotment of the attributable costs of any services which are provided.

      b) That Telmex be properly indemnified against any third party obligations or Network damages arising out of the

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interconnection.

      c) That the quality of all telecommunications services provided with the Network and other networks connected to the Network be preserved.

      d) That the fair competition requirements be met.

      e) That any other issue that may be necessary in order to equally protect Telmex's and the Concessionaire's interests be taken into consideration, including the need to make sure:

      -That the interconnection arrangements are consistent with acceptable engineering principles and practices;

      -That the Concessionaire is not forced to unduly depend on the services provided by Telmex;

      -That Telmex's obligations to the Concessionaire be determined duly taking into consideration the obligation to set up connection points for others;

      -That any arrangements made under this condition be as similar as practice allows for all carriers, notwithstanding the variety of carriers that may enter into contracts with Telmex pursuant to this condition;

      -That Telmex's commercial and confidential information be properly protected;

      -That the Network's technical evolution and numbering arrangements be not limited more than to the extent that may be necessary.

      f) That the interconnection and other service costs to the Concessionaire reflect the cost of providing them and be internationally competitive.

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      The Concessionaire will not be under the obligation to enter into interconnection agreements with carriers in any of the following events:

      i) In the event that in the Concessionaire's opinion so doing might endanger the life of security of human beings or cause death or casualties and property damage or impair the quality of any telecommunications services provided through the Network, and the Ministry does not issue an opinion to the contrary; or

      ii) If in the Concessionaire's opinion it is not necessary to request the connection or permit the connection to be made in the time and as required by the Concessionaire, bearing in mind the Network's state of the art or any other aspect that may be relevant and the Ministry does not issue an opinion to the contrary.

      The Concessionaire must connect and provide the service to any subscriber that requests the same, if the subscriber has terminal equipment approved by the Ministry and must not force the subscriber to buy the equipment, or other goods or Concession services, from the Concessionaire as a condition to provide the requested service.

      5.2. INTERCONNECTION TO OTHER PRIVATE AND PUBLIC NETWORKS

      The Concessionaire will interconnect the Network to other public networks authorized by the Ministry that formally so request, as well as to private networks in such terms as they may agree upon.

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

                                       23

      If no agreement is reached in the interconnection negotiations, the Ministry will decide accordingly. If the public interest so demands, the Concessionaire will combine its services with other authorized telecommunications services.

      5.3. COMMUNICATION OF USERS OF NETWORKS FROM OTHER REGIONS

      The Concessionaire will conduct the corresponding negotiations in order for any of its subscribers that so request may use the cellular mobile radiotelephony services in the networks licensed in other regions, and in order for subscribers of other networks to use the Concessionaire's Network.

      In the event that no agreement is reached, the Ministry will decide accordingly.

      The Concessionaire in turn will take the necessary steps in order for its subscribers to the able to intercommunicate with other carriers' radiotelephony networks.

      5.4. INTERCONNECTION CAPACITY AND QUALITY

      The Concessionaire will install sufficient capacity in order to meet the interconnection services demand, pursuant to the Ministry-approved technical standards and the terms and conditions of any contracts entered into.

      The Concessionaire will neither affect the quality nor interfere with the provision of the services of other interconnected networks or equipment.

      5.5. INTERCONNECTION TO FOREIGN NETWORKS

      If in order to interconnect the Concessionaire' Network to foreign networks it were necessary to sign an agreement with a

JNNR. MMG. SCT OFFICIAL LETTER & CONCESSION TITLE. PORTATEL DEL SURESTE/V foreign government, the Concessionaire will carry out with the Federal Government, through the Ministry, the steps that may be necessary to sign the corresponding agreement.

      If a foreign carrier is involved, the Concessionaire will need the Ministry's prior authorization for the execution of the interconnection agreement with the foreign network and will submit correct copies of the agreements to be signed. The Ministry may request changes to the agreements if in its opinion they may unduly affect the interests of other network operators, the Network users or the country as a whole.

      The Concessionaire will not unreasonably prevent any other telecommunications carrier from connecting its network to any network located outside of the Republic of Mexico or from participating in any international agreement.

               CHAPTER 6. RATE REGULATIONS AND FINANCIAL SOUNDNESS

      6.1. APPLICABLE RATES

      The Concessionaire will submit to the Ministry, for approval, the maximum rates for the Concession services it provides, which must be competitive worldwide. The Concessionaire will submit rate studies to the Ministry which must include productivity improvements and service costs.

      If in the Ministry's opinion sufficient competition may be generated in the service provided by the Concessionaire, a greater rate control flexibility may be authorized.

      The competitive rates will be approved provided that they do not imply a direct loss from the service provision.

      6.2. COST ACCOUNTING

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                                       25

      The Concessionaire must carry a service cost and revenues accounting system, which identifies the service functioning.

      The accounting records to which this paragraph refers must properly show the costs (including cost of capital), revenues, assets, employees and liabilities attributable to each service. The Ministry may ask the Concessionaire to provide reports each fiscal year or more often, as specified, but no more frequently than every quarter.

      6.3. PUBLIC BOOTH RATES

      The maximum public booth rates will be those authorized for the urban and suburban radiotelephone service.

      6.4. RATES TO BE PUBLISHED

      The Concessionaire must publish at least once every year on the Official Gazette of the Federation and on the country's largest circulation dailies, the maximum rates, conditions and charges for the services that it provides.

      6.5. REVENUE SHARING

      The Concessionaire will pay to the Federal Government, as the latter's initial share pursuant to Article 110 of the General Means of Communications Law, Ps.13,500,000,000 as follows: 50% prior to receiving this Concession, 25% within a maximum 90-calendar-day term, and 25% within a maximum 180-calendar-day term, following the date [hereof], plus a yearly 6% share of the gross revenues earned from the provision of the Concession services.

      The Concessionaire will pay said share every six months

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                                       26

within the first month following the end of the service semester, in Mexican currency, at the Federal Treasury Office, with a document issued in favor of the Ministry.

      If after the granting of this Concession Title some other type of compensation is set or established on the turning to account or utilization of the general means of communication which is the subject matter of this Concession or else the provision of the public cellular mobile radiotelephony service, the percentage share of the revenues to which this clause refers will be reduced accordingly.

      In order to guarantee payment of any unpaid percentage of the initial share to which this condition refers, the Concessionaire shall post the bond that covers the corresponding unpaid amounts before receiving this Concession Title, issued by a qualified bonding company. The bond policy will expressly state that the bonding company accepts the provisions of Articles 95 and 118 of the current Federal Bonding Company Law [LEY FEDERAL DE INSTITUCIONES DE FIANZAS] and that it waives the benefit of order and excussio, pursuant to the policy model approved by the Federal Treasury Office

      6.4. BILLING

      The Concessionaire must bill to the subscribers the amount owing for the Concession services provided, with a breakdown of each type of service, and with an indication, in the case of metered services, of the time used or the number of messages transmitted. Information on additional services must also be provided.

JNNR. MMG. SCT OFFICIAL LETTER & CONCESSION TITLE. PORTATEL DEL SURESTE/V

               CHAPTER 7. INSPECTION, SUPERVISION AND INFORMATION

      7.1. INSPECTION

      The Ministry will at all times have the authority to supervise and inspect the facilities of and the services provided by the Concessionaire and the latter will provide the Ministry all of such assistance as the Ministry may need, in accordance with the applicable statutes and regulations.

      7.2. EXPANSION GOAL EVALUATION

      The Concessionaire must report each year to the Ministry the progress of the expansion program mentioned in Chapter 3. The Ministry will evaluate fulfillment of the established goals.

      7.3. QUALITY SERVICE EVALUATION

      The Ministry will check and evaluate the quality of the services provided by the Concessionaire, pursuant to Chapter 4. In order to make such evaluation, the Ministry will make independent, random and permanent samplings of the qualities so measured, thus verifying the information shown in the Concessionaire' control system.

      7.4. TECHNICAL AND STATISTICAL DATA

      The Concessionaire will submit technical, administrative and financial information to the Ministry, in accordance with the applicable statutes and regulations, and the Ministry will keep such information confidential.

                  CHAPTER 8. TERM, TERMINATION AND CANCELLATION

      8.1. CONCESSION TERM AND REVISION

      This Concession will be in effect for 20 years

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
following its issue date and will be revised whenever the parties agree that so doing is necessary.

      The Concession will be up for revision as to expansion, modernization, operation, service quality and rates as often and as provided in the respective chapters of this Concession Title.

      The amendments, if any, will become effective one year after their approval. The Concessionaire will publish at its expense, on the Official Gazette of the Federation, the amendments to the Concession Title conditions.

      8.2. CONCESSION EXTENSION

      This Concession may be extended provided that the Concessionaire has met the conditions of this Title, has not suffered an event of cancellation, so requests five years prior to the expiration of this Concession, and accepts the new conditions to provide the services set by the Ministry with the public interest in mind.

      The Ministry, within no more than 180 days following the Concessionaire's application, will decide on the extension as provided in the preceding paragraph.

      8.3. REVERSION RIGHT

      Upon the expiration of this Concession and its extensions, if any, the property and rights used to turn the services to account will revert to the Nation pursuant to the applicable laws.

      8.4. EVENTS OF CANCELLATION

      This Concession will be canceled in any of the following events, in addition to the events provided for in the

JNNR. MMG. SCT OFFICIAL LETTER & CONCESSION TITLE. PORTATEL DEL SURESTE/V

[General Means of Communication] Law :

      A) In the event that the Concessionaire does not efficiently and regularly provide the Concession services, in accordance with the quality standards set, notwithstanding the Ministry's written demand to do so.

      B) In the event that the services are suspended in whole or in part without the Ministry's prior authorization and without cause.

      C) In the event that the expansion goals and conditions are not met.

      D) In the event that the authorized facilities or the service operation conditions are substantially changed or altered without the Ministry's previous approval.

      E) In the event of serious and repeated violations of the conditions of this Title, after being advised in writing by the Ministry of said violations.

      F) In the event that [the Concessionaire] refuses to interconnect other radiotelephone service concessionaires without cause and with the Ministry's prior warning.

      G) In the event that the Concessionaire allows foreign investors to own over 49% of its voting stock or in the event that foreign investors have the power to determine the Concessionaire's management.

      H) In the event that the Concessionaire provides, without the Ministry's authorization, telecommunications services other than the Concession services which must be previously authorized by the Ministry.

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

      I) In the event that the Concessionaire hides data or refuses to provide information to the Ministry without cause.

      J) In the event of the Concessionaire' voluntary or court-ordered bankruptcy.

      K) In the event that the Concessionaire does not pay the State's revenue share.

      L) In the event that due to violations of Section 2.10, which forbids cross-subsidies and preferred treatment, [the Concessionaire] refuses to abide by the Ministry's directions.

      M) In the event that the assets which are necessary for the public service [to be provided] are assigned, encumbered or otherwise transferred without the Ministry's prior authorization.

      The Concession cancellation will be subject to the procedure set by the General Means of Communication Law.

      8.5. CONCESSION SCOPE REDUCTION

      The Concession scope for a specific zone or service may be reduced in any of the events mentioned in paragraphs A), B) and C) of condition 8.4 for such specific zone or service.

      8.6. GUARANTY OR BOND

      In order to guarantee fulfillment of its obligations hereunder, the Concessionaire will post a Ps.1,500,000,000 bond within no more than 30 days following the Concession date, through a qualified bonding company, in favor of the Federal Treasury Office. This bond will remain in effect throughout the Concession term and the Concessionaire will increase the same within no more than ten business days, if so doing is necessary

JNNR. MMG. SCT OFFICIAL LETTER & CONCESSION TITLE. PORTATEL DEL SURESTE/V in the Ministry's opinion.

      The bond policy will expressly state that the bonding company accepts the provisions of Articles 95 and 118 of the current Federal Bonding Company Law and that it waives the benefit of order and excussio, pursuant to the policy model approved by the Federal Treasury Office.

      8.7. PENALTIES

      The Ministry will apply to the Concessionaire the administrative penalties contained in the laws and regulations applicable to the Concession services and the penalties provided for by this Title, without prejudice of the penalties to be imposed by other agencies within the scope of their authority.

      The penalties will be applied by the Ministry pursuant to the procedure set in Article 34 of the General Means of Communication Law.

      8.8. ADMINISTRATIVE AND JUDICIAL JURISDICTION

      For everything pertaining to the construction and fulfillment of this Concession Title, other than any administrative matters to be handled by the Ministry, the Concessionaire agrees to submit to the jurisdiction of the Federal Courts of the City of Mexico, Federal District, and waives the venue of any other court to which it may be subject by virtue of its present or future domicile.

                    Mexico, Federal District, July 17, 1990.

THE MINISTER OF COMMUNICATIONS      PORTATEL DEL SURESTE,
      AND TRANSPORT                 S. A. DE C. V.

(An illegible signature)            (An illegible signature)
Andres Caso Lombardo                Luis Miguel Nino de
                                    Rivera Taracena.

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

                                   EXHIBIT `A'

                                COVERAGE PROGRAM

CITIES                                                          YEAR OF OPERATION*
----------------------------------------------------------------------------------
Campeche                                                               First
Cancun                                                                 First
Chetumal                                                               First
Merida                                                                 First
Tuxtla Gutierrez                                                       First
Villa Hermosa                                                          First
Tapachula                                                              First
Comacalco                                                              Second
Cd. del Carmen                                                         Second
Puerto Progreso                                                        Third
Teapa                                                                  Third
San Cristobal                                                          Third
Huixtla                                                                Third
Cozumel                                                                Third
Tulum                                                                  Third

HIGHWAYS
1.  Villahermosa-Comacalco-Cordoba                                     First
2.  Merida-Valladolid                                                  Second
3.  Tuxtla Gutierrez-San Cristobal                                     Third
4.  Cancun-Valladolid                                                  Third
5.  Cancun-Chetumal                                                    Fourth
6.  Campeche-Villahermosa                                              Fourth
7.  Tapachula-Comitan-San Cristobal                                    Fifth
8.  Tapachula-Tonala-Tuxtla                                            Fifth

--------------------------
*The first year of operation will run from the Concession Title delivery date onward.

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

                                   EXHIBIT `B'

                       TECHNICAL EMISSION CHARACTERISTICS

      The systems used to provide the public cellular telephony service must run pursuant to the following parameters:


1.    Frequency Band,
      Cellular System A:                        825-835 MHz/870-880 MHz
2.    Radio electric frequency duplex
      channels (see Charts 1 and 2)
      Cellular system:                          333 frequency pairs
3.    Assigned radio electric spectrum,
      Cellular system:                          20 MHz
4.    Channel separation:                       30 MHz
5.    Tx and Rx separation:                     45 MHz
6.    Maximum frequency deviation:              +/- 12 KHz
7.    Maximum apparent radiated power:
      7.1.  Mobile stations:                    7 watts
      7.2. Ancillary testing stations:          7 watts
8.    Type of emission:
      8.1  Control channels                     Frequency modulation in a double- or multiple channel system with quantified or digital information, plus one or more channels with analog information where the type of information to be transmitted is uncertain

      8.2 Voice channels                        Single-channel frequency modulation with analog telephony
                                                information
9.    Emission denomination:                    40K0F9X or 40K0F3E

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

                                     CHART 1

                        825-835 MHz and 970-880 MHz Bands

                                    Block `A'

  CHANNEL              MOBILE              BASE              CHANNEL            MOBILE               BASE
 N(degree)           FREQUENCY             (MHz)            N(degree)          FREQUENCY             (MHz)
       173            830.190             875.190                216            831.480             876.480
       174            830.220             875.220                217            831.510             876.510
       175            830.250             875.250                218            831.540             876.540
       176            830.280             875.280                219            831.570             876.570
       177            830.310             875.310                220            831.600             876.600
       178            830.340             875.340                221            831.630             876.630
       179            830.370             875.370                222            831.660             876.660
       180            830.400             875.400                223            831.690             876.690
       181            830.430             875.430                224            831.720             876.720
       182            830.460             875.460                225            831.750             876.750
       183            830.490             875.490                226            831.780             876.780
       184            830.520             875.520                227            831.810             876.810
       185            830.550             875.550                228            831.840             876.840
       186            830.580             875.580                229            831.870             876.870
       187            830.610             875.610                230            831.900             876.900
       188            830.640             875.640                231            831.930             876.930
       189            830.670             875.670                232            831.960             876.960
       190            830.700             875.700                233            831.990             876.990
       191            830.730             875.730                234            832.020             877.020
       192            830.760             875.760                235            832.050             877.050
       193            830.790             875.790                236            832.080             877.080
       194            830.820             875.820                237            832.110             877.110
       195            830.850             875.850                238            832.140             877.140
       196            830.880             875.880                239            832.170             877.170
       197            830.910             875.910                240            832.200             877.200
       198            830.940             875.940                241            832.230             877.230
       199            830.970             875.970                242            832.260             877.260
       200            831.000             876.000                243            832.290             877.290
       201            831.030             876.030                244            832.320             877.320
       202            831.060             876.060                245            832.350             877.350
       203            831.090             876.090                246            832.380             877.380
       204            831.120             876.120                247            832.410             877.410
       205            831.150             876.150                248            832.440             877.440
       206            831.180             876.180                249            832.470             877.470
       207            831.210             876.210                250            832.500             877.500
       208            831.240             876.240                251            832.530             877.530
       209            831.270             876.270                252            832.560             877.560
       210            831.300             876.300                253            832.590             877.590
       211            831.330             876.330                254            832.620             877.620
       212            831.360             876.360                255            832.650             877.650
       213            831.390             876.390                256            832.680             877.680
       214            831.420             876.420                257            832.710             877.710
       215            831.450             876.450                258            832.740             877.740

JNNR. MMG. SCT OFFICIAL LETTER & CONCESSION TITLE. PORTATEL DEL SURESTE/V

 CHANNEL             MOBILE              BASE              CHANNEL            MOBILE               BASE
N(degree)          FREQUENCY             (MHz)            N(degree)          FREQUENCY             (MHz)
     259            832.770             877.770                 302           834.060             879.060
     260            832.800             877.800                 303           834.090             879.090
     261            832.830             877.830                 304           834.120             879.120
     262            832.860             877.860                 305           834.150             879.150
     263            832.890             877.890                 306           834.180             879.180
     264            832.920             877.920                 307           834.210             879.210
     265            832.950             877.950                 308           834.240             879.240
     266            832.980             877.980                 309           834.270             879.270
     267            833.010             878.010                 310           834.300             879.300
     268            833.040             878.040                 311           834.330             879.330
     269            833.070             878.070                 312           834.360             879.360
     270            833.100             878.100                 313           834.390             879.390
     271            833.130             878.130                 314           834.420             879.420
     272            833.160             878.160                 315           834.450             879.450
     273            833.190             878.190                 316           834.480             879.480
     274            833.220             878.220                 317           834.510             879.510
     275            833.250             878.250                 318           834.540             879.540
     276            833.280             878.280                 319           834.570             879.570
     277            833.310             878.310                 320           834.600             879.600
     278            833.340             878.340                 321           834.630             879.630
     279            833.370             878.370                 322           834.660             879.660
     280            833.400             878.400                 323           834.690             879.690
     281            833.430             878.430                 324           834.720             879.720
     282            833.460             878.460                 325           834.750             879.750
     283            833.490             878.490                 326           834.780             879.780
     284            833.520             878.520                 327           834.810             879.810
     285            833.550             878.550                 328           834.840             879.840
     286            833.580             878.580                 329           834.870             879.870
     287            833.610             878.610                 330           834.900             879.900
     288            833.640             878.640                 331           834.930             879.930
     289            833.670             878.670                 332           834.960             879.960
     290            833.700             878.700                 333           834.990             879.990
     291            833.730             878.730
     292            833.760             878.760
     293            833.790             878.790
     294            833.820             878.820
     295            833.850             878.850
     296            833.880             878.880
     297            833.910             878.910
     298            833.940             878.940
     299            833.970             878.970
     300            834.000             879.000
     301            834.030             879.030

JNNR. MMG. SCT OFFICIAL LETTER & CONCESSION TITLE. PORTATEL DEL SURESTE/V

                                     CHART 2

                                    BLOCK `A'

Channel N(degree)      Mobile Frequency             Base (MHz)
   313                      834.390                  879.390
   314                      834.420                  879.420
   315                      834.450                  879.450
   316                      834.480                  879.480
   317                      834.510                  879.510
   318                      834.540                  879.540
   319                      834.570                  879.570
   320                      834.600                  879.600
   321                      834.630                  879.630
   322                      834.660                  879.660
   323                      834.690                  879.690
   324                      834.720                  879.720
   325                      834.750                  879.750
   326                      834.780                  879.780
   327                      834.810                  879.810
   328                      834.840                  879.840
   329                      834.870                  879.870
   330                      834.900                  879.900
   331                      834.930                  879.930
   332                      834.960                  879.960
   333                      834.990                  879.990."

JNNR. MMG. SCT OFFICIAL LETTER & CONCESSION TITLE. PORTATEL DEL SURESTE/V